PROSPECTUS	Pricing Supplement No. 4275
Dated May 17, 2005	Dated December 21, 2005
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated August 24, 2005	No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION
GLOBAL MEDIUM-TERM NOTES, SERIES A
(20-Year Global Fixed Rate Notes)

Issuer:	General Electric Capital Corporation

Ratings:	Aaa/AAA

Trade Date/Pricing Effective Time:	December 20, 2005

Settlement Date (Original Issue Date):	January 5, 2006

Maturity Date:	January 5, 2026

Principal Amount:	US$ 500,000,000

Price to Public (Issue Price):	99.844%

Agent’s Commission:	.600%

All-in Price:	99.244

Accrued Interest:	None

Re-Offer Yield:	5.563%

Net Proceeds to Issuer:	US$ 496,220,000

Interest Rate Per Annum:	5.550%

Interest Payment Dates:	Semiannually on the 5th of each January and July, commencing July 5th, 2006

Day Count Convention:	30/360

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.

Call Dates (if any):	None

Put Dates (if any):	None

(Fixed Rate)

Pricing Supplement No. 4275
Dated December 21, 2005
Rule 424(b)(3)-Registration Statement
No. 333-123085

Additional Information:

General

At September 30, 2005, the Company had outstanding indebtedness totaling $344.022 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2005, excluding subordinated notes payable after one year, was equal to $341.143 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption “Consolidated Ratio of Earnings to Fixed Charges” is hereby amended in its entirety, as follows:

		Year Ended December 31,			Nine Months Ended
2000	2001	2002	2003	2004	September 30, 2005
	(Restated)	(Restated)	(Restated)	(Restated)
1.52	1.73	1.66	1.86	1.89	1.82

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT